Exhibit (a)(14)

                               CII FINANCIAL, INC.
                     California Indemnity Insurance Company
                      Commercial Casualty Insurance Company
                  subsidiaries of Sierra Health Services, Inc.
                  P.O. Box 15645, Las Vegas, Nevada 89114-5645

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE
---------------------

CONTACTS:  John F. Okita             Andrew C. Karp
           Chief Financial Officer   Managing Director
           (702) 242-7531            Banc of America Securities LLC
                                     High Yield Special Products
                                     (704) 388-4813 or (888) 292-0070

             CII FINANCIAL CONTINUES NEGOTIATIONS WITH BONDHOLDERS;

              COMPANY MAKES ANNOUNCEMENT REGARDING INTEREST PAYMENT

Las Vegas, March 16, 2001 - CII Financial Inc. announced today that the interest payment on its 7 1/2% Convertible Subordinated Debentures Due September 15, 2001 (CUSIP No.125551LAB7) will not be made as scheduled. CII said it expects this action will have no impact on its insurance company operations, nor on the operations of its parent, Sierra Health Services Inc. (NYSE:SIE).

There is a 30-day grace period that applies to the scheduled March 15 interest payment. The Company's insurance subsidiaries, California Indemnity Insurance Company, Commercial Casualty Insurance Company, Sierra Insurance Company of Texas and CII Insurance Company have paid and will continue to pay all of their obligations on a full and timely basis.

CII Financial's President and Chief Executive Officer, Kathleen Marlon, stated, "As we had previously announced, we are working with our advisors, Banc of America Securities LLC, to complete a cash tender and exchange offer for CII Financial's debentures. We have been in discussions with certain institutional holders of debentures concerning the offer and hope to complete the offer in the near future."

The debentures are solely obligations of CII Financial and are not guaranteed by Sierra or any of CII's insurance company subsidiaries. CII Financial is a holding company that conducts no operations, other than holding the stock of its insurance company subsidiaries. CII Financial is wholly owned by Sierra Health Services.

CII Financial filed an amended Registration Statement with the Securities and Exchange Commission on March 1, 2001 in connection with its pending tender and exchange offer for all $47 million of the outstanding Convertible Debentures. That exchange offer currently expires at 5:00 p.m., New York City time, on March 22, 2001. The Company will pay accrued interest in cash on all debentures that are validly tendered and accepted in the exchange offer.

                                   ---more---

CII Continues Negotiations p. 2/2/2/2/2


Banc of America Securities LLC is the exclusive dealer manager for the offer. D.F. King & Co., Inc. is the information agent and Wells Fargo Corporate Trust is the depositary. Copies of the amended Preliminary Prospectus and Exchange Offer may be obtained by calling D.F. King at (800) 735-3591. Additional information concerning the terms and conditions of the offer may be obtained by contacting Banc of America Securities LLC at (888) 292-0070.

CII Financial is a holding company primarily engaged in writing workers' compensation insurance in nine western and mid-western states through its wholly owned subsidiaries, California Indemnity Insurance Company, Commercial Casualty Insurance Company, Sierra Insurance Company of Texas and CII Insurance Company. CII Financial is a wholly owned subsidiary of Sierra Health Services, Inc. (NYSE:SIE), a diversified health care services company based in Las Vegas.

Statements   in  this  news   release   that  are  not   historical   facts  are
forward-looking and based on management's projections, assumptions and estimates; actual results may vary materially. Forward-looking statements are subject to certain risks and uncertainties, some of which may be found in the Preliminary Prospectus and Exchange Offer and other documents filed with the Securities and Exchange Commission and which are incorporated herein by reference.

Additional Information and Where to Find It:

CII Financial Inc. has filed a Registration Statement with the Securities and Exchange Commission on Form S-4 registering the new debentures to be issued in the exchange offer. The Registration Statement and the preliminary prospectus contained therein contain important information about CII Financial Inc., the exchange offer and related matters. Security holders are urged to read the Registration Statement and the preliminary prospectus contained therein, CII Financial Inc.'s Schedule TO and any other relevant documents filed by the Company with the SEC.

The Registration Statement has not yet become effective. The new debentures may not be sold and, although you may tender your old debentures, tenders may not be accepted prior to the time the Registration Statement becomes effective. This shall not constitute an offer to sell or an offer to buy nor shall there be any sale of the new debentures in any State in which such offer, solicitation or sale would be unlawful.

Security holders are able to obtain copies of the Registration Statement on Form S-4 and the preliminary prospectus, CII Financial Inc.'s Schedule TO and any other relevant documents for free through the Web site maintained by the SEC at http://www.sec.gov. In addition, these documents are available free of charge by contacting the Information Agent for the offer, D.F.King & Co., at (800) 735-3591. If you have any questions about the offer, please call the Dealer Manager for the offer, Banc of America Securities LLC, at (888) 292-0070.

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